Exhibit (a)(1)(A)

MONARCH CASINO & RESORT, INC.

MAY 21, 2010

OFFER TO EXCHANGE

SPECIFIED STOCK OPTIONS FOR

NEW STOCK OPTIONS

This offer to exchange and your withdrawal rights will expire at

9:00 p.m., Pacific Time, on June 18, 2010, unless extended.

Monarch Casino & Resort, Inc., a Nevada corporation (“us,” “we,” “Monarch” or the “Company”), by this Offer to Exchange Specified Stock Options for New Stock Options, is hereby offering to our eligible employees the opportunity to voluntarily exchange eligible stock options for a lesser amount of new stock options with a lower exercise price (the “Exchange Offer”).

You are an “eligible employee” if you are:

•      Employed on the date the Exchange Offer commences and remain employed through the expiration date of the Exchange Offer; and

•      Not a member of our board of directors, including our CEO and our President.

If you are an eligible employee and your stock options meet the following criteria, then they are “eligible stock options” that you may elect to exchange in the Exchange Offer:

•      The exercise price of your stock options is equal to or greater than $13.32, which approximates the 52-week intraday high trading price of our common stock as reported by NASDAQ stock exchange (measured from the commencement date of the Exchange Offer); and

•      Your stock options were granted prior to May 20, 2009.

For purposes of the Exchange Offer, the term “stock option” generally refers to an option to purchase one share of our common stock.

If you choose to participate in the Exchange Offer and surrender eligible stock options for exchange, and if we accept your surrendered eligible stock options, you will receive new stock options that will have substantially the same terms and conditions as the eligible stock options you surrendered, except that :

•      You will receive fewer new stock options.  The number of new stock options will be determined using an exchange ratio designed to result in a fair value, using standard valuation techniques, of the new stock options being approximately equal to the fair value of the stock options that are surrendered for exchange, calculated shortly prior to the commencement date.

•      The exercise price for the new stock options will be equal to the closing price of Monarch common stock on the date the new stock options are granted (which we expect to be the next business day after the expiration of the Exchange Offer) as reported on NASDAQ.

•      None of the replacement options will be vested on the date of grant.  Replacement options exchanged for vested surrendered options will vest in three equal annual installments beginning 12 months after the grant date.  Replacement options exchanged for unvested surrendered options will vest 12 months after the vesting date of the unvested surrendered options.

•      Each replacement option will have an exercise price per share equal to the closing price of our common stock on the date of grant, and will have a new ten-year contractual term.

Participation in the Exchange Offer is completely voluntary.  Eligible employees will be permitted to exchange eligible stock options for new stock options on a grant-by-grant basis, subject to the terms set forth below.  Eligible stock options properly surrendered in the Exchange Offer and accepted by us for exchange will be granted as of the business day following the expiration date of the Exchange Offer.  If you choose not to participate in the Exchange Offer, you will continue to hold your eligible stock options on the same terms and conditions and pursuant to the stock option plan(s) under which they were originally granted.

See the section entitled Risk Factors for a discussion of risks and uncertainties that you should consider before surrendering your eligible stock options for exchange in the Exchange Offer.

Shares of Monarch common stock are listed on NASDAQ under the symbol “MCRI.”  On May 14, 2010, the closing price of Monarch common stock on NASDAQ was $12.17 per share.  The current market price of our common stock, however, is not necessarily indicative of future stock prices, and we cannot predict what the closing price of our common stock will be on the date the new stock options are granted.  We recommend that you obtain current market quotations for our common stock before deciding whether to participate in the Exchange Offer.

We are making the Exchange Offer upon the terms and conditions described in this Offer to Exchange document and in the related documents referred to in this document.  The Exchange Offer is not conditioned on a minimum number of eligible stock options being surrendered for exchange or a minimum number of eligible employees participating.

If you wish to surrender any of your eligible stock options for exchange in the Exchange Offer, you must notify us of your election to exchange such stock options before the Exchange Offer expires.  You may notify us of your election by completing and returning the paper election form electronic form of which was included in the materials emailed to you with this Offer to Exchange document, and delivering it to Ronald Rowan, Monarch’s Chief Financial Officer by hand so that he receives it before the expiration deadline of 9:00 p.m., Pacific Time, on June 18, 2010 (or such later date as may apply if the Exchange Offer is extended).

If you would like to request additional copies of the Offer to Exchange, the paper election form, or other documents relating to the Exchange Offer, please send your request to Ronald Rowan, Monarch’s Chief Financial Officer, by hand, by interoffice mail or by email to RRowan@MonarchCasino.com. All copies will be furnished promptly at Monarch’s expense.

IMPORTANT

Although our Board of Directors has approved the Exchange Offer, consummation of the Exchange Offer is subject to, and conditioned on, the conditions described in The Exchange Offer — Section 6. Conditions of the Exchange Offer.  Neither we nor our Board of Directors will make any recommendation as to whether you should exchange, or refrain from exchanging, any or all of your eligible stock options for new stock options in the Exchange Offer.  You must make your own decision on whether to surrender your eligible stock options for exchange after taking into account your own personal circumstances or preferences.  We encourage you to consult your personal outside tax, financial, and legal advisor(s) as you deem appropriate if you have questions about your tax, financial, or legal situation as it relates to the Exchange Offer.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE OR FOREIGN SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THIS TRANSACTION OR PASSED UPON THE FAIRNESS OR MERITS OF THIS TRANSACTION OR THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS OFFER TO EXCHANGE DOCUMENT.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY REPRESENTATION ON OUR BEHALF AS TO WHETHER YOU SHOULD EXCHANGE YOUR ELIGIBLE STOCK OPTIONS IN THE EXCHANGE OFFER.  YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR IN DOCUMENTS TO WHICH WE HAVE REFERRED YOU.  WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE EXCHANGE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS OFFER TO EXCHANGE DOCUMENT OR IN THE RELATED DOCUMENTS.  IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY OTHER INFORMATION, YOU SHOULD NOT RELY ON THAT RECOMMENDATION, REPRESENTATION, OR INFORMATION AS HAVING BEEN AUTHORIZED BY MONARCH.

SUMMARY TERM SHEET — QUESTIONS AND ANSWERS

The following questions and answers address common questions that you may have about the Exchange Offer.  We encourage you to carefully read the rest of this Offer to Exchange document and the other related documents referred to in this document.  Where appropriate, we have included references to the relevant numbered sections of the Exchange Offer portion of this Offer to Exchange document and to other portions of the document where you can find a more complete description of the topics in this summary.

Index to Questions and Answers

Q1	Why is Monarch making the Exchange Offer?	1

Q2	Who is eligible to participate in the Exchange Offer?	1

Q3	Which stock options are eligible for exchange in the Exchange Offer?	1

Q4	Are there any differences between the new stock options and the eligible stock options that may be surrendered in the Exchange Offer?	1

Q5	What are the conditions of the Exchange Offer?	2

Q6	What will be the exercise price per share of the new stock options?	2

Q7	If I elect to participate, and my surrendered eligible stock options are accepted, when will I receive my new stock options?	2

Q8	When will the new stock options vest?	2

Q9	What if I elect to participate in the Exchange Offer and then leave Monarch before the expiration date of the Exchange Offer?	2

Q10	What if I elect to participate in the Exchange Offer and then leave Monarch after the new stock options are granted?	3

Q11	What does it mean to exchange on a “grant-by-grant” basis?	3

Q12	If I elect to participate and Monarch accepts my surrendered eligible stock options, how many new stock options will I receive in exchange?	3

Q13	Can I exchange a portion of an eligible stock option grant?	4

Q14	What if I have more than one eligible stock option grant?	4

Q15	Why isn’t the exchange ratio simply one-for-one?	4

Q16	When will my new stock options expire?	4

Q17	Must I participate in the Exchange Offer?	4

Q18	How should I decide whether to exchange my eligible stock options for new stock options?	5

Q19	Why does Monarch not just grant eligible employees additional stock options?	5

Q20	How do I find out how many eligible stock options I have and what their exercise prices are?	5

Q21	Can I exchange stock options that I have already fully exercised?	5

Q22	Can I exchange the remaining portion of an eligible stock option grant that I have already partially exercised?	5

Q23	What if I am on an authorized leave of absence?	5

Q24	Will I owe taxes if I participate in the Exchange Offer?	5

Q25	What happens if, after the grant date of the new stock options, my new stock options end up being underwater again?	6

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Q26	What happens to eligible stock options that I choose not to surrender or that are not accepted for exchange in the Exchange Offer?	6

Q27	If I surrender eligible stock options in the Exchange Offer, will I be required to give up all of my rights under the surrendered eligible stock options?	6

Q28	What is the deadline for participating in the Exchange Offer?	6

Q29	How do I participate in the Exchange Offer?	6

Q30	When and how can I withdraw previously surrendered eligible stock options?	7

Q31	How will I know if my election form or my notice of withdrawal has been received?	7

Q32	What will happen if I do not submit my election form by the deadline?	7

Q33	What if I have questions regarding the Exchange Offer, or if I need a paper copy or additional copies of this Offer to Exchange document or any documents attached or referred to in this document?	7

Q1          Why is Monarch making the Exchange Offer?

We believe that an effective and competitive employee incentive program is imperative for the success of our business.  We rely on our experienced and productive employees and their efforts to achieve our business objectives.  At Monarch, stock options constitute a key component of our incentive and retention programs because our Board of Directors, the Compensation Committee and Incentive Plan Committee believe that equity compensation encourages employees to act like owners of the business, motivating them to work toward our success, and rewarding their contributions by allowing them to benefit from increases in the value of our shares.

Due to the significant decline of our stock price during the last few years, many of our employees now hold stock options with exercise prices significantly higher than the current market price of our common stock.  For example, the closing price of our common stock on NASDAQ on December 31, 2009 was $8.10 and the closing price was $12.17 on May 14, 2010, whereas, the weighted average exercise price of all outstanding options held by our employees and eligible for exchange on that date was $22.89.  As of December 31, 2009, approximately 27% of outstanding stock options held by our employees, and eligible for exchange, were underwater.  Although we continue to believe that stock options are an important component of our employees’ total compensation, many of our employees view their existing options as having little or no value due to the significant difference between their options’ exercise prices and the current market price of our common stock.  As a result, for many employees, these options are ineffective at providing the incentives and retention value that our board and the compensation committee believe is necessary to motivate and retain our employees.

See Section 2. Purpose of the Exchange Offer, for more information.

Q2          Who is eligible to participate in the Exchange Offer?

The exchange program will be open to all eligible employees who hold eligible options, except as described below.  To be eligible, an individual must be employed on the date the offer to exchange commences and must remain employed through the date that replacement options are granted.  The exchange program will not be open to directors, including our CEO and our President.  In addition, terminated employees and retired employees will not be eligible to participate in the exchange program.

See Section 1. Eligible Stock Options; Eligible Employees; Expiration Date, for more information.

Q3          Which stock options are eligible for exchange in the Exchange Offer?

To be eligible for exchange under the exchange program, an option, must (i) have a per share exercise price greater or equal to $13.32, which approximates the 52-week intraday high trading price of our common stock as reported by the NASDAQ stock exchange (measured from the commencement date of the Exchange Offer), (ii) have been granted before May 20, 2009, and (iii) not expire before the closing date of the offer to exchange.

See Section 1. Eligible Stock Options; Eligible Employees; Expiration Date, for more information.

Q4          Are there any differences between the new stock options and the eligible stock options that may be surrendered in the Exchange Offer?

If you choose to participate in the Exchange Offer and surrender eligible stock options for exchange, and if we accept your surrendered eligible stock options, you will receive new stock options that will have substantially the same terms and conditions as the eligible stock options you surrendered, except that:

•      You will receive a lesser amount of new stock options.  The number of new stock options will be determined using an exchange ratio designed to result in a fair value, using standard valuation techniques, of the new stock options being approximately equal to the fair value of the stock options that are surrendered for exchange.

•      The exercise price for the new stock options will be equal to the closing price of Monarch common stock on the date the new stock options are granted (which we expect to be the next business day after the expiration of the Exchange Offer) as reported on NASDAQ.  The Company expects the exercise price for the new stock options to be lower than the exercise price of the stock options that will be surrendered for exchange.

•      Replacement options exchanged for vested surrendered options will vest in three equal annual installments beginning 12 months after the grant date.  Replacement options exchanged for unvested surrendered options will vest 12 months after the vesting date of the unvested surrendered options.

See Section 1. Eligible Stock Options; Eligible Employees; Expiration Date, for more information.

Q5          What are the conditions of the Exchange Offer?

The Exchange Offer is subject to a number of conditions with regard to events that could occur before the expiration of the Exchange Offer and that are more fully described in Section 6. Conditions of the Exchange Offer.  The Exchange Offer is not conditioned upon a minimum number of eligible stock options being surrendered for exchange or a minimum number of eligible employees participating.  If any of the events described in Section 6 occur, we may terminate, extend, or amend the Exchange Offer in accordance with Section 6. Conditions of the Exchange Offer and Section 14. Extension of the Exchange Offer; Termination; Amendment.

Q6          What will be the exercise price per share of the new stock options?

We will grant new stock options with an exercise price equal to the closing price, as reported by NASDAQ, of Monarch common stock on the new stock option grant date (expected to be the next business day after the expiration of the Exchange Offer).

Q7          If I elect to participate, and my surrendered eligible stock options are accepted, when will I receive my new stock options?

We expect to cancel all properly surrendered eligible stock options on the same day that the Exchange Offer expires.  We also expect that the grant date of the new stock options will be the next business day after the expiration of the Exchange Offer.  The scheduled expiration date of the Exchange Offer is Friday, June 18, 2010 at 9:00 P.M. Pacific Time, and we expect to accept and cancel all properly surrendered eligible stock options on that day.  We expect that the new stock option grant date will be Monday, June 21, 2010.  If the expiration date of the Exchange Offer is extended, then the cancellation date and the new stock option grant date will be similarly extended.

See Section 3. Procedures for Surrendering Eligible Stock Options, for more information.

Q8          When will the new stock options vest?

None of the replacement options will be vested on the date of grant.  Replacement options exchanged for vested surrendered options will vest in three equal annual installments beginning 12 months after the grant date.  Replacement options exchanged for unvested surrendered options will vest 12 months after the vesting date of the unvested surrendered options.

Q9          What if I elect to participate in the Exchange Offer and then leave Monarch before the expiration date of the Exchange Offer?

If you elect to participate in the Exchange Offer and your employment terminates for any reason before the expiration date of the Exchange Offer, your election will be cancelled and you will not receive new stock options.  If this occurs, we will make no changes to the terms of your current stock options, and we will treat these stock options as if you had declined to participate in the Exchange Offer.

Nothing in the Exchange Offer confers upon you the right to remain an employee of Monarch or one of our subsidiaries.  The terms of your employment with Monarch remain unchanged.  We cannot guarantee or provide you with any assurance that you will not be subject to involuntary termination or that you will otherwise remain employed until the expiration date of the Exchange Offer or thereafter.

Q10        What if I elect to participate in the Exchange Offer and then leave Monarch after the new stock options are granted?

If you elect to participate in the Exchange Offer and surrender eligible stock options for exchange, and if we accept your surrendered eligible stock options, we will grant your new stock options on the new stock option grant date.  If your employment terminates for any reason after the new stock option grant date, the terms and conditions of any new stock options granted in the Exchange Offer will apply.

Q11        What does it mean to exchange on a “grant-by-grant” basis?

Eligible stock options will be surrendered on a grant-by-grant basis in exchange for a lesser amount of new stock options with a lower exercise price.  Generally, when we grant stock options to employees, the stock option “grant” will have more than one underlying stock option.  For example, an employee might receive a stock option grant with 100 underlying stock options.  All 100 stock options would have been granted on the same date with the same exercise price.  When we state that employees will be permitted to exchange eligible stock options for new stock options on a grant-by-grant basis, that means that you can elect to exchange either all or none of the underlying stock options of a particular grant.  Using the example of a stock option grant with 100 underlying stock options, assuming the stock options were eligible stock options and still outstanding, you could elect to surrender either none or all of the stock option grant (i.e., all 100 stock options) in exchange for a grant with a lesser amount of new stock options and with a lower exercise price.

Q12        If I elect to participate and Monarch accepts my surrendered eligible stock options, how many new stock options will I receive in exchange?

The following table shows the applicable exchange ratio for each respective stock option grant eligible for exchange.  The exchange ratios in the table are designed to result in a fair value of the new stock options that is approximately equal to the fair value of the stock options that are surrendered.  Monarch used a standard valuation model to determine the exchange ratios.  If, after the exchange of eligible stock options in any particular stock option grant, you would be left with a fractional stock option, we will round such fractional stock option to the nearest whole stock option (equal to or greater than 0.5 is rounded up to the nearest whole stock option and less than 0.5 is rounded down to the nearest whole stock option).  Monarch will not issue any fractional new stock options.  Based on this rounding convention, you will not be able to surrender for exchange any otherwise eligible stock option grant that does not have sufficient underlying stock options to result in at least 0.5 new stock options after the exchange (which would be rounded up to one whole new stock option).

Grant Date	Original Exercise Price	Exchange Ratio (new stock options to eligible stock options)
6/19/2006	$26.470	0.76
11/29/2004	$17.195	0.95
2/1/2005	$16.940	0.97
3/9/2005	$16.220	1.00
10/21/2005	$18.060	0.97
11/17/2005	$21.450	0.94
6/12/2006	$25.890	0.91
9/7/2006	$17.700	1.00
10/21/2006	$21.820	1.00
12/26/2006	$24.540	1.00
1/8/2007	$24.390	1.00
1/26/2007	$24.600	1.00
3/12/2007	$25.530	1.00
6/12/2007	$27.390	1.00
8/13/2007	$26.680	1.00
10/21/2007	$29.000	1.00
11/29/2007	$26.290	1.00
1/8/2008	$21.160	1.00
1/11/2008	$20.160	1.00
2/1/2008	$22.040	1.00
3/9/2008	$16.050	1.00
3/12/2008	$16.120	1.00
8/18/2008	$13.510	1.00

Q13        Can I exchange a portion of an eligible stock option grant?

No.  Eligible employees will be permitted to exchange eligible stock options for new stock options on a grant-by-grant basis.  No partial exchanges of a stock option grant will be permitted.  If you elect to exchange an eligible stock option grant, you must exchange all of the outstanding (i.e., unexercised) stock options underlying that particular stock option grant.  If you attempt to exchange a portion but not all of the underlying stock options of an eligible stock option grant, we will reject your election form.

For example, if you have an eligible stock option grant with 100 underlying stock options, you can elect to exchange all or none of the 100 stock options.  You cannot, however, elect to exchange only a portion of the 100 underlying stock options.

Q14        What if I have more than one eligible stock option grant?

Eligible employees will be permitted to exchange eligible stock options for new stock options on a grant-by-grant basis.  This means that if you have more than one eligible stock option grant, you may elect to surrender the eligible stock options from one stock option grant and not another.  For example, if you have two eligible stock option grants, one with 100 underlying stock options and another with 50 underlying stock options, you may elect to exchange just the stock option grant with 100 underlying stock options, just the stock option grant with 50 underlying stock options, both stock option grants, or none of the stock option grants.

Q15        Why isn’t the exchange ratio simply one-for-one?

We believe the exchange ratios must balance the interests of both our employees and our stockholders, and as a result, we have designed it to be “value for value.” This means that, in the aggregate, the fair value of the stock options being exchanged is approximately equal to the fair value of the new stock options being granted.  Under the option pricing model described above, this requires that more stock options be surrendered than granted in the exchange.  However, we believe that the new stock options will have a lower exercise price than the surrendered options.

Q16        When will my new stock options expire?

All new stock options will have a contractual term of ten years (assuming you remain employed during that period).

Q17        Must I participate in the Exchange Offer?

No.  Participation in the Exchange Offer is completely voluntary.  If you choose not to participate, you will keep all of your currently outstanding stock options, including stock options eligible for the Exchange Offer, and you will not receive new stock options in the Exchange Offer.  No changes will be made to the terms of your current stock options if you decline to participate.  If you decide not to surrender any of your eligible stock options for exchange in the Exchange Offer, you do not need to do anything.

Q18                        How should I decide whether to exchange my eligible stock options for new stock options?

Monarch is providing as much information as possible to assist you in making your own informed decision.  You are encouraged to seek further advice from your tax, financial, and legal advisors as to the consequences of participating or not participating in the Exchange Offer.  No one from Monarch is, or will be, authorized to provide you with advice, recommendations, or additional information in this regard.

Please also review the section entitled “Risk Factors” for a discussion of the risks of participating in the Exchange Offer.

Q19                        Why does Monarch not just grant eligible employees additional stock options?

We designed the Exchange Offer to avoid the potential dilution in ownership to our stockholders that would result if we granted employees additional stock options to supplement their underwater stock options.  Granting more stock options would increase the number of outstanding stock options relative to our outstanding shares of common stock (sometimes called “overhang”), which we do not believe would be in the best interests of our stockholders.  In addition, issuing new stock options without cancelling any previously granted stock options would increase our operating expenses, as we would need to expense both the new stock options and the previously granted stock options.  This would decrease our reported earnings and could negatively impact our stock price.

Q20                        How do I find out how many eligible stock options I have and what their exercise prices are?

You can obtain a list of your stock options from Ronald Rowan, Chief Financial Officer and Treasurer.

Q21                        Can I exchange stock options that I have already fully exercised?

No.  The Exchange Offer only applies to outstanding Monarch stock options that are eligible under the Exchange Offer.  You will not be able to exchange shares of Monarch stock that you own outright.

Q22                        Can I exchange the remaining portion of an eligible stock option grant that I have already partially exercised?

Yes.  If you previously exercised an eligible stock option grant in part, you can exchange the remaining outstanding (i.e., unexercised) portion of the eligible stock option grant in the Exchange Offer.

Q23                        What if I am on an authorized leave of absence?

Any eligible employees who are on an authorized leave of absence will be able to participate in the Exchange Offer.  If you surrender your eligible stock options and you are on an authorized leave of absence on the expiration date of the Exchange Offer, you will be entitled to receive new stock options on the new stock option grant date as long as all other eligibility requirements are still met.

Q24                        Will I owe taxes if I participate in the Exchange Offer?

Generally, for U.S. federal income tax purposes, we believe the exchange of eligible stock options for new stock options pursuant to the Exchange Offer would be treated as a nontaxable exchange and that no income would be recognized upon the grant of the new stock options.  We encourage all eligible employees who are considering exchanging their eligible stock options pursuant to the Exchange Offer to consult with their own tax advisors with respect to the federal, state, local, and foreign tax consequences of participating in the Exchange Offer.

See Section 13. Material U.S. Federal Income Tax Consequences, for more information.

Q25                        What happens if, after the grant date of the new stock options, my new stock options end up being underwater again?

The Exchange Offer is a one-time opportunity that we do not expect to offer again.  We can provide no assurance as to the price of our common stock at any time in the future.  Therefore, in the future, the exercise price of the new stock options could be greater than the price of our common stock.

Q26                        What happens to eligible stock options that I choose not to surrender or that are not accepted for exchange in the Exchange Offer?

The Exchange Offer will have no effect on eligible stock options that you choose not to surrender or on eligible stock options that are not accepted for exchange in the Exchange Offer.

Q27                        If I surrender eligible stock options in the Exchange Offer, will I be required to give up all of my rights under the surrendered eligible stock options?

Yes.  On the expiration of the Exchange Offer, any stock options you surrender in exchange for new stock options that we accept for exchange will be cancelled, and you will no longer have any rights under those surrendered eligible stock options.

Q28                        What is the deadline for participating in the Exchange Offer?

The Exchange Offer expires at 9:00 p.m., Pacific Time, on June 18, 2010.  No exceptions will be made to the deadline, unless we extend it.  Although we do not currently intend to do so, we may, in our sole discretion, extend the expiration date of the Exchange Offer at any time.  If we extend the Exchange Offer, we will publicly announce the extension and the new expiration date and provide you written notice thereof no later than 6:00 a.m., Pacific Time, on the next business day after the last previously scheduled or announced expiration date.  If the expiration date of the Exchange Offer is extended, then the cancellation date and the new stock option grant date will be similarly extended.

See Section 14. Extension of the Exchange Offer; Termination; Amendment, for more information.

Q29                        How do I participate in the Exchange Offer?

If you wish to surrender any of your eligible stock options for exchange in the Exchange Offer, you must notify us of your election to exchange such stock options before the Exchange Offer expires.  You may notify us of your election by completing and returning the paper election form, an electronic form of which was included in the materials emailed to you with this Offer to Exchange document, and delivering it to Ronald Rowan, Monarch’s Chief Financial Officer by hand so that he receives it before the expiration deadline of 9:00 p.m., Pacific Time, on June 18, 2010 (or such later date as may apply if the Exchange Offer is extended).

Your eligible stock options will not be considered surrendered until Ronald Rowan, Chief Financial Officer and Treasurer, receives and accepts your properly submitted election form.  Your properly submitted election form must be received and accepted before 9:00 p.m., Pacific Time, on June 18, 2010 (or such later date as may apply if the Exchange Offer is extended).  If you miss the deadline or submit an election form that is not properly completed as of the deadline, you will not be permitted to participate in the Exchange Offer.  You are responsible for making sure that the election form is properly completed, received, and accepted by Ronald Rowan, Chief Financial Officer and Treasurer by the deadline.

We reserve the right to reject any or all surrenders of eligible stock options that we determine are not in appropriate form or that we determine would be unlawful to accept.  Subject to our rights to extend, terminate, and amend the Exchange Offer, we expect to accept all properly surrendered eligible stock options on June 18, 2010 (or such later date as may apply if the Exchange Offer is extended).

See Section 3. Procedures for Surrendering Eligible Stock Options, for more information.

Q30                        When and how can I withdraw previously surrendered eligible stock options?

If you elect to surrender eligible stock options and later change your mind, you may withdraw your surrendered eligible stock options by notifying us of your election to withdraw such options before the Exchange Offer expires.  You may notify us of your withdrawal election by completing and returning the paper notice of withdrawal, the electronic form of which was included in the materials emailed to you with this Offer to Exchange document, and delivering it to Ronald Rowan, Chief Financial Officer and Treasurer, according to the instructions contained in the materials so that Ronald Rowan receives and accepts it before the expiration deadline of 9:00 p.m., Pacific Time, on June 18, 2010 (or such later date as may apply if the Exchange Offer is extended).

Once you have withdrawn eligible stock options, you may again surrender such options only by following the procedures for properly surrendering eligible stock options as discussed in Question 29.

If you miss the deadline for notifying us of your withdrawal election but remain an eligible employee, we will cancel and exchange any previously surrendered eligible stock options exchanged pursuant to the Exchange Offer.

See Section 4. Withdrawal Rights, for more information.

Q31                        How will I know if my election form or my notice of withdrawal has been received?

Monarch intends to confirm receipt of a paper election form to participate in the Exchange Offer or notice of withdrawal within five business days after receipt. If you do not receive confirmation, or if you submit your paper election form or notice of withdrawal less than five business days before the end of the election period, it is your responsibility to confirm that it has been received by emailing Ronald Rowan at RRowan@MonarchCasino.com.

Q32                        What will happen if I do not submit my election form by the deadline?

If Monarch does not receive your election to surrender eligible stock options for exchange before the Exchange Offer expires, then all of your eligible stock options will remain outstanding at their original exercise price and subject to their original terms.  If you decide not to surrender any of your eligible stock options for exchange in the Exchange Offer, you do not need to do anything.

Q33                        What if I have questions regarding the Exchange Offer, or if I need a paper copy or additional copies of this Offer to Exchange document or any documents attached or referred to in this document?

If you would like to request additional copies of the Offer to Exchange, the paper election form or notice of withdrawal, or other documents relating to the Exchange Offer, please send your request to Ronald Rowan, Chief Financial Officer and Treasurer, by hand, by interoffice mail, or by email to RRowan@MonarchCasino.com.  All copies will be furnished promptly at Monarch’s expense.

RISK FACTORS

Participating in the Exchange Offer involves a number of risks and uncertainties, including those described below.  You should carefully consider these risks and uncertainties, and you are encouraged to consult your tax, financial, and legal advisors before deciding to participate in the Exchange Offer.

Risks Related to the Exchange Offer

If you exchange eligible stock options for new stock options in the Exchange Offer and your employment with us terminates before the new stock options fully vest, you will forfeit any unvested portion of your new stock options.

If you elect to participate in the Exchange Offer, replacement options exchanged for vested surrendered options will vest in three equal annual installments beginning 12 months after the grant date.  Replacement options exchanged for unvested surrendered options will vest 12 months after the vesting date of the unvested surrendered options.  Generally, if your employment with us terminates, your new stock options will cease vesting, and any unvested portion of your new stock options will be forfeited as of your separation date.  Accordingly, if you exchange eligible stock options for new stock options in the Exchange Offer and your employment with us terminates before the new stock options fully vest, you will forfeit any unvested portion of your new stock options even if the eligible stock options surrendered in the Exchange Offer were vested at the time of the exchange.

Nothing in the Exchange Offer confers upon you the right to remain an employee of Monarch or one of our subsidiaries.  The terms of your employment with us remain unchanged.  We cannot guarantee or provide you with any assurance that you will not be subject to involuntary termination or that you will otherwise remain employed until the expiration date of the Exchange Offer or thereafter.

If the price of our common stock increases over time, the value of the new stock options that you receive in the Exchange Offer may ultimately be less than the value of the eligible stock options that you surrendered in the exchange.

We have designed the Exchange Offer to make the granting of the new stock options accounting expense neutral to Monarch.  The exchange ratios being used in the Exchange Offer are designed to result in the fair value, using standard valuation techniques, of the new stock options being approximately equal to the fair value of the eligible stock options being surrendered for exchange (based on valuation assumptions made when the offer to exchange commences).  As a result, you will be issued fewer new stock options than the eligible stock options you surrender for exchange.

Because you will receive fewer new stock options in the Exchange Offer than the eligible stock options you surrender for exchange, it is possible that, at some point in the future, your surrendered eligible stock options would have been more valuable than the new stock options granted in the Exchange Offer.  For example, assume, for illustrative purposes only, that you surrender 200 eligible stock options with an exercise price of $20.00 per share, that you receive a grant of 100 new stock options and the exercise price of the new stock options is $10.00 per share, and two years after the new stock option grant date the price of our common stock had increased to $35.00 per share.  Under this example, if you had kept your surrendered eligible stock options and sold all 200 of the underlying shares at $35.00 per share, you would have realized a pre-tax gain of $3,000 (i.e., 200 options multiplied by the $15 difference between the $35 market price and the $20 exercise price), but if you exchanged your eligible stock options and sold the 100 underlying shares subject to the new stock options, you would only realize a pre-tax gain of $2,500 (i.e., 100 options multiplied by a $25 difference between the $35 market price and the $10 exercise price).

Risks Related to Our Business and Common Stock

You should carefully review the risk factors contained in our periodic and other reports filed with the Securities and Exchange Commission (“SEC”), including those in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and also the information provided in this Offer to Exchange document and the other materials that we have filed with the SEC, before making a decision on whether to surrender your eligible stock options for exchange.  You may access these filings electronically at the SEC’s website at http://www.sec.gov or on our Investor Relations website at http://www.monarchcasino.com.  In addition, upon request we will provide you with a copy of any or all of the documents to which we have referred you (without charge to you).  See Section 16. Additional Information, for more information regarding reports we filed with the SEC and how to obtain copies of or otherwise review these reports.

THE EXCHANGE OFFER

May 21, 2010

Section 1.                  Eligible Stock Options; Eligible Employees; Expiration Date

Upon the terms and subject to the conditions of the Exchange Offer, we are making an offer to eligible employees to exchange some or all of their eligible stock options (on a grant-by-grant basis) that are properly surrendered in accordance with Section 3. Procedures for Surrendering Eligible Stock Options, and not validly withdrawn pursuant to Section 4. Withdrawal Rights, before the expiration of the Exchange Offer for new stock options with an exercise price equal to the closing price, as reported by NASDAQ, of our common stock on the new stock option grant date (expected to be the next business day after the expiration of the Exchange Offer).

“Eligible stock options” are those stock options that (i) have an exercise price greater or equal to $13.32, which approximates the 52-week intraday high trading price of our common stock as reported by the NASDAQ stock exchange (measured from the commencement date of the Exchange Offer), (ii) have been granted before May 20, 2009, and (iii) have not expired before the closing date of the offer to exchange.

The exchange program will be open to all eligible employees who hold eligible options, except as described below.  You are an “eligible employee” if you are employed on the date the offer to exchange commences and remain employed through the date that replacement options are granted.  Our directors, including our CEO and our President, are not eligible employees.  In addition, terminated employees and retired employees will not be eligible to participate in the exchange program.

You will not be eligible to surrender eligible stock options or receive new stock options if you cease to be an eligible employee for any reason prior to the expiration date of the Exchange Offer, including a termination of your employment by reason of retirement, disability or death.  If you are on an authorized leave of absence and are otherwise an eligible employee, you will be eligible to surrender eligible stock options for exchange in the Exchange Offer.  If you surrender your eligible stock options and they are accepted and cancelled in the Exchange Offer and you are on an authorized leave of absence on the expiration date of the Exchange Offer, you will be entitled to receive new stock options on that date as long as you are otherwise an eligible employee. Leave is considered “authorized” if it was approved in accordance with our policies.

If you choose to participate in the Exchange Offer and surrender eligible stock options for exchange, and if we accept your surrendered eligible stock options, you will receive new stock options that will have substantially the same terms and conditions as the eligible stock options you surrendered, except that :

•                  You will receive a lesser amount of new stock options.  The number of new stock options will be determined using an exchange ratio designed to result in a fair value, using standard valuation techniques, of the new stock options being approximately equal to the fair value of the stock options that are surrendered for exchange.

•                  The exercise price for the new stock options will be equal to the closing price, as reported on NASDAQ, of Monarch common stock on the date the new stock options are granted (which we expect to be the next business day after the expiration of the Exchange Offer).  The Company expects the exercise price for the new stock options to be lower than the exercise price of the stock options that will be surrendered for exchange.

•                  Replacement options exchanged for vested surrendered options will vest in three equal annual installments beginning 12 months after the grant date.  Replacement options exchanged for unvested surrendered options will vest 12 months after the vesting date of the unvested surrendered options.

The exchange ratio for the Exchange Offer are set forth below.  Note that the exchange ratios applies to each of your stock option grants separately

Grant Date	Original Exercise Price	Exchange Ratio (new stock options to eligible stock options)
6/19/2006	$26.470	0.76
11/29/2004	$17.195	0.95
2/1/2005	$16.940	0.97
3/9/2005	$16.220	1.00
10/21/2005	$18.060	0.97
11/17/2005	$21.450	0.94
6/12/2006	$25.890	0.91
9/7/2006	$17.700	1.00
10/21/2006	$21.820	1.00
12/26/2006	$24.540	1.00
1/8/2007	$24.390	1.00
1/26/2007	$24.600	1.00
3/12/2007	$25.530	1.00
6/12/2007	$27.390	1.00
8/13/2007	$26.680	1.00
10/21/2007	$29.000	1.00
11/29/2007	$26.290	1.00
1/8/2008	$21.160	1.00
1/11/2008	$20.160	1.00
2/1/2008	$22.040	1.00
3/9/2008	$16.050	1.00
3/12/2008	$16.120	1.00
8/18/2008	$13.510	1.00

You can obtain a list of your stock options from Ronald Rowan, Chief Financial Officer and Treasurer.

The Exchange Offer is scheduled to expire at 9:00 p.m., Pacific Time, on June 18, 2010, unless extended, in our sole discretion.  See Section 14. Extension of the Exchange Offer; Termination; Amendment, for a description of our rights to extend, terminate and amend the Exchange Offer.

Nothing in the Exchange Offer should be construed to confer upon you the right to remain an employee of Monarch or one of our subsidiaries.  The terms of your employment with us remain unchanged.  We cannot guarantee or provide you with any assurance that you will not be subject to involuntary termination or that you will otherwise remain employed until the expiration date of the Exchange Offer or thereafter.

WE DO NOT MAKE ANY RECOMMENDATION AS TO WHETHER YOU SHOULD PARTICIPATE IN THE EXCHANGE OFFER, NOR HAVE WE AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION.  YOU SHOULD EVALUATE CAREFULLY ALL OF THE INFORMATION IN THIS OFFER TO EXCHANGE DOCUMENT AND WE ENCOURAGE YOU TO CONSULT YOUR OWN TAX, FINANCIAL, AND LEGAL ADVISORS AS YOU DEEM APPROPRIATE.  YOU MUST MAKE YOUR OWN DECISION ON WHETHER TO SURRENDER YOUR ELIGIBLE STOCK OPTIONS FOR EXCHANGE.

Section 2.                  Purpose of the Exchange Offer

We believe that an effective and competitive employee incentive program is imperative for the success of our business.  We rely on our experienced and productive employees and their efforts to achieve our business objectives.  At Monarch, stock options constitute a key component of our incentive and retention programs because our Board of Directors, the Compensation Committee and Incentive Plan Committee believe that equity compensation encourages employees to act like owners of the business, motivating them to work toward our success, and rewarding their contributions by allowing them to benefit from increases in the value of our shares.

Due to the significant decline of our stock price during the last few years, many of our employees now hold stock options with exercise prices significantly higher than the current market price of our common stock.  For example, the closing price of our common stock on NASDAQ on December 31, 2009 was $8.10, and the closing price was $12.17 on May 14, 2010, whereas, the weighted average exercise price of all outstanding options held by our employees and eligible for exchange on that date was $22.89.  As of December 31, 2009, approximately 27% of outstanding stock options held by our employees, and eligible for exchange, were underwater.  Although we continue to believe that stock options are an important component of our employees’ total compensation, many of our employees view their existing options as having little or no value due to the significant difference between their options’ exercise prices and the current market price of our common stock.  As a result, for many employees, these options are ineffective at providing the incentives and retention value that our board and the compensation committee believe is necessary to motivate and retain our employees.

We believe the exchange program is an important component in our strategy to align employee and stockholder interests through our equity compensation programs.  We believe that the exchange program is important because it will permit us to:

•                  Provide renewed incentives to our employees who participate in the exchange program.  We believe the exchange program will enable us to enhance long-term stockholder value by providing greater assurance that we will be able to retain experienced and productive employees, by improving the morale of our employees generally, and by aligning the interests of our employees more fully with the interests of our stockholders.

•                  Recapture value from compensation costs previously incurred with respect to outstanding underwater stock options.  The eligible options were granted at the then fair market value of our common stock.  Under applicable accounting rules, we will have to recognize a total of approximately $5.7 million in compensation expense related to these underwater options, $3.5 million of which has already been expensed as of December 31, 2009 and $2.2 million of which we will continue to be obligated to expense, even if these options are never exercised because the majority remain underwater.  We believe it is not an efficient use of our resources to recognize compensation expense on options that are not perceived by our employees as providing value.  By replacing options that have little or no retention or incentive value with options that will provide both retention and incentive value while not creating additional compensation expense (other than expense we believe should be immaterial that might result from fluctuations in our stock price after the exchange ratio or ratios have been set but before the exchange actually occurs), we will be making efficient use of our resources.

Section 3.                  Procedures for Surrendering Eligible Stock Options

If you are an eligible employee and you wish to surrender any of your eligible stock options for exchange in the Exchange Offer, you must notify us of your election before the Exchange Offer expires at 9:00 p.m., Pacific Time, on June 18, 2010 (or such later date as may apply if the Exchange Offer is extended).  If we extend the Exchange Offer beyond that time, you may surrender your eligible stock options for exchange at any time until the extended expiration date of the Exchange Offer.

You will be permitted to exchange your eligible stock options for new stock options on a grant-by-grant basis.  No partial exchanges of a stock option grant will be permitted.  If you elect to exchange an eligible stock option grant, you must exchange the entire outstanding (i.e., unexercised) portion of that eligible stock option grant.

If you elect to surrender one eligible stock option grant in the Exchange Offer, you do not need to surrender any other eligible stock options you may hold.  If you attempt to exchange a portion but not all of an outstanding eligible stock option grant, we will reject your election form.

Proper Surrender of Eligible Stock Options.  If you are an eligible employee and you wish to surrender any of your eligible stock options for exchange in the Exchange Offer, you must notify us of your election to exchange such stock options before the Exchange Offer expires.  You must notify us of your election by completing and returning the paper election form, an electronic form of which was included in the materials emailed to you with this Offer to Exchange document, and delivering it to Ronald Rowan, Monarch’s Chief Financial Officer, by hand so that he receives it before the expiration deadline of 9:00 p.m., Pacific Time, on June 18, 2010 (or such later date as may apply if the Exchange Offer is extended).

Submissions by any other means, including delivery directly to Monarch or its subsidiaries, will NOT be accepted.

If you would like to request additional copies of the Offer to Exchange, the paper election form or notice of withdrawal, or other documents relating to the Exchange Offer, please send your request to Ronald Rowan, Chief Financial Officer and Treasurer by hand, by interoffice mail, or by email to RRowan@MonarchCasino.com.  All copies will be furnished promptly at Monarch’s expense.

With respect to paper election form submissions, except as described in the following two sentences, the election form must be signed by the eligible employee who surrenders the eligible stock options exactly as the eligible employee’s name appears on the stock option agreement relating to the eligible stock options.  If the eligible employee’s name has been legally changed since the stock option agreement was signed, proof of the legal name change must be submitted with the election form.  If the signature is by an attorney-in-fact or another person acting in a fiduciary or representative capacity, the signer’s full title and proper evidence of the authority of such person to act in such capacity must be identified on the election form.  You do not need to return your stock option agreement(s) relating to any surrendered eligible stock options, as they will be cancelled automatically if we accept your eligible stock options for exchange.

Monarch intends to confirm receipt of a paper election form to participate in the Exchange Offer within five business days after receipt. If you do not receive confirmation, or if you submit your paper election form less than five business days before the end of the election period, it is your responsibility to confirm that it has been received by emailing Ronald Rowan at RRowan@MonarchCasino.com.  We filed a form of this confirmation with the SEC as an exhibit to the Tender Offer Statement on Schedule TO of which this Offer to Exchange document is a part (“Schedule TO”).

Your eligible stock options will not be considered surrendered until Ronald Rowan, Chief Financial Officer and Treasurer, receives and accepts your properly submitted election form.  Your properly submitted election form must be received and accepted before 9:00 p.m., Pacific Time, on June 18, 2010 (or such later date as may apply if the Exchange Offer is extended).  If you miss the deadline or submit an election form that is not properly completed as of the deadline, you will not be permitted to participate in the Exchange Offer.  You are responsible for making sure that the election form is properly completed, received, and accepted by Ronald Rowan, Chief Financial Officer and Treasurer, by the deadline.

We reserve the right to reject any or all surrenders of eligible stock options that we determine are not in appropriate form or that we determine would be unlawful to accept.  Subject to our rights to extend, terminate, and amend the Exchange Offer, we expect to accept all properly surrendered eligible stock options on June 18, 2010 (or such later date as may apply if the Exchange Offer is extended).

Determination of Validity; Rejection of Eligible Stock Options; Waiver of Defects; No Obligation to Give Notice of Defects.  We will determine all questions as to form of documents and the validity, form, eligibility, time of receipt and acceptance of any surrendered eligible stock options.  Neither Monarch nor any other person is obligated to give notice of any defects or irregularities in surrenders.  No surrender of eligible stock options will be deemed to have been properly made until all defects or irregularities have been cured by the eligible employee surrendering stock options unless waived by us.  Subject to any order or decision by a court or arbitrator of competent jurisdiction, our determination of these matters will be final and binding on all parties.  This is a one-time offer, and we will strictly enforce the Exchange Offer period, subject only to any extension of the expiration date of the Exchange Offer that we may grant in our sole discretion.  Subject to Rule 13e-4 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), we also reserve the right to waive any of the conditions of the Exchange Offer, as more particularly described in Section 6. Conditions of the Exchange Offer, or any defect or irregularity in any surrender with respect to any particular eligible stock option or any particular eligible employee.

Our Acceptance Constitutes an Agreement.  Your surrender of eligible stock options pursuant to the procedures described above constitutes your acceptance of the terms and conditions of the Exchange Offer and will be controlling, absolute and final, subject to your withdrawal rights under Section 4. Withdrawal Rights, and our acceptance of your surrendered eligible stock options in accordance with Section 5. Acceptance of Eligible Stock Options; New Stock Options.  Our acceptance for exchange of eligible stock options surrendered by you pursuant to the Exchange Offer will constitute a binding agreement between Monarch and you upon the terms and subject to the conditions of the Exchange Offer.

Subject to our rights to terminate and amend the Exchange Offer in accordance with Section 6. Conditions of the Exchange Offer, we expect to accept and cancel on the day the Exchange Offer expires all properly surrendered eligible stock options that have not been validly withdrawn, and we also expect to grant the new stock options on the next business day following the expiration date of the Exchange Offer.

You will receive new stock option agreements governing the terms of the new stock options granted to you, which will be delivered to you as soon as reasonably practicable following the new stock option grant date.  If the expiration date of the Exchange Offer is extended, then the cancellation date and the new stock option grant date will be similarly extended.

Section 4.                  Withdrawal Rights

If you elect to surrender eligible stock options and later change your mind, you may withdraw your surrendered eligible stock options by notifying us of your election to withdraw such options before the Exchange Offer expires.  You may notify us of your withdrawal election by completing and returning the paper notice of withdrawal, an electronic form of which was included in the materials emailed to you with this Offer to Exchange document, and delivering it to Ronald Rowan, Chief Financial Officer and Treasurer, according to the instructions contained in the materials so that Ronald Rowan receives and accepts  it before the expiration deadline of 9:00 p.m., Pacific Time, on June 18, 2010 (or such later date as may apply if the Exchange Offer is extended).

Once you have withdrawn eligible stock options, you may again surrender such options only by following the procedures for properly surrendering eligible stock options as discussed in Question 29.

If you miss the deadline for notifying us of your withdrawal election but remain an eligible employee, any previously surrendered eligible stock options will be cancelled and exchanged pursuant to the Exchange Offer.

Submissions by any other means, including delivery directly to Monarch or its subsidiaries, will NOT be accepted.

Please note that, just as you may not surrender only part of an eligible stock option grant, you may also not withdraw your election with respect to only a portion of an eligible stock option grant.  If you elect to withdraw a previously surrendered eligible stock option grant, you must withdraw with respect to the entire eligible stock option grant, but need not withdraw any other eligible stock option grants previously surrendered.

Your withdrawal election must specify the eligible stock option grants to be withdrawn.  Except as described in the following two sentences, the notice of withdrawal must be signed by the eligible employee who surrendered the eligible stock options to be withdrawn exactly as such eligible employee’s name appears on the stock option agreement relating to the eligible stock options.  If the eligible employee’s name has been legally changed since the stock option agreement was signed, proof of the legal name change must be submitted with the withdrawal election form.  If the signature is by an attorney-in-fact or another person acting in a fiduciary or representative capacity, the signer’s full title and proper evidence of the authority of such person to act in such capacity must be identified on the notice of withdrawal.

Once you have withdrawn eligible stock options, you may again surrender these stock options for exchange by following the procedures for properly surrendering eligible stock options as described in Section 3. Procedures for Surrendering Eligible Stock Options, prior to the deadline noted above.

Neither Monarch nor any other person is obligated to give notice of any defects or irregularities in any notice of withdrawal.  No withdrawals will be deemed to have been properly made until all defects or irregularities have been cured by the eligible employee making the withdrawal election unless waived by us.  We will determine all questions as to the form and validity, including time of receipt, of notices of withdrawal.

Subject to any order or decision by a court or arbitrator of competent jurisdiction, our determinations of these matters will be final and binding.

Section 5.                  Acceptance of Eligible Stock Options; New Stock Options

Upon the terms and subject to the conditions of the Exchange Offer, we expect to accept for exchange all eligible stock options properly surrendered and not validly withdrawn by the expiration of the Exchange Offer, which is currently scheduled to expire at 9:00 p.m., Pacific Time, on June 18, 2010.  Once we have accepted your surrendered eligible stock options, such options will be cancelled and you will no longer have any rights under the surrendered eligible stock options.  We expect to grant the new stock options on the next business day following the expiration date of the Exchange Offer.  You will receive new stock option agreement(s) governing the terms of the new stock options granted to you, which we will distribute promptly following the expiration date of the Exchange Offer.  If the expiration date of the Exchange Offer is extended, then the cancellation date and new stock option grant date will be similarly extended.

If you have surrendered eligible stock options for exchange in the Exchange Offer and your employment with us terminates for any reason before the expiration date of the Exchange Offer, you will no longer be eligible to participate in the Exchange Offer, and we will not accept your eligible stock options for exchange.  In that case, generally, you may exercise your existing stock options for a limited time after your separation date to the extent they are vested and in accordance with the terms and conditions of your existing stock options.

Section 6.                  Conditions of the Exchange Offer

If specified conditions, as described below, are met, there is a chance that we will not accept any eligible stock options surrendered pursuant to the Exchange Offer.  We may terminate or amend the Exchange Offer or postpone our acceptance of any eligible stock options surrendered pursuant to the Exchange Offer, in each case, subject to Rule 13e-4(f)(5) under the Exchange Act, if at any time on or after May 21, 2010, and before the expiration of the Exchange Offer, any of the following events have occurred, or have been reasonably determined by us to have occurred, and, in our reasonable judgment in any such case and regardless of the circumstances giving rise thereto, the occurrence of such event or events makes it inadvisable for us to proceed with the Exchange Offer or with our acceptance of the eligible stock options surrendered pursuant to the Exchange Offer:

(a)           There has been threatened or instituted or be pending any action or proceeding by any government or governmental, regulatory, or administrative agency, authority, or tribunal or before any court, authority, agency, or tribunal that challenges the making of the Exchange Offer, the cancellation of surrendered eligible stock options and the grant of new stock options pursuant to the Exchange Offer, or otherwise relates in any manner to the Exchange Offer or that, in our reasonable judgment, could materially and adversely affect our business, financial condition, operating results, operations or prospects, or otherwise materially impair in any way the contemplated future conduct of our business or materially impair the contemplated benefits of the Exchange Offer to us;

(b)           There has been any action pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order, or injunction sought, promulgated, enacted, entered, amended, enforced, or deemed to be applicable to the Exchange Offer or us, by any court or any authority, agency, or tribunal that, in our reasonable judgment, would or might directly or indirectly:

•                  make the cancellation of surrendered eligible stock options and the grant of new stock options in exchange for the surrendered options illegal or otherwise restrict or prohibit consummation of the Exchange Offer or otherwise relate in any manner to the Exchange Offer; or

•                  materially and adversely affect our business, condition (financial or other), operating results, operations, or prospects, or otherwise materially impair in any way the contemplated future conduct of our business or materially impair the contemplated benefits of the Exchange Offer to us;

(c)           There has occurred:

•                  any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;

•                  a material change in the market price of the shares of our common stock that would result in the Exchange Offer no longer having the intended compensatory purpose or any change in the general political, market, economic, or financial conditions in the United States or abroad that could, in our reasonable judgment, have a material adverse effect on our business, financial condition operating results, operations or prospects or on the trading in our common stock;

•                  in the case of any of the foregoing existing at the time of the commencement of the Exchange Offer, a material acceleration or worsening thereof; or

•                  any change in either the Dow Jones Industrial Average, NASDAQ or the Standard & Poor’s Index of 500 by an amount in excess of 10% measured during any time period after the close of business on May 21, 2010;

(d)           There has occurred any change in U.S. generally accepted accounting principles or the application or interpretation thereof that could or would require us for financial reporting purposes to record compensation expenses against our operating results in connection with the Exchange Offer that would be in excess of any compensation expenses that we would be required to record under U.S. generally accepted accounting principles in effect at the time we commence the Exchange Offer;

(e)           There has been proposed, announced, or made by another person or entity a tender or exchange offer with respect to some or all of our outstanding common stock, or a merger or acquisition proposal for us, or it has been publicly disclosed, or we have learned that:

•                  any person, entity or “group,” within the meaning of Section 13(d)(3) of the Exchange Act, shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of our common stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of our common stock, other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC before May 21, 2010;

•                  any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC before May 21, 2010 shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares of our common stock; or

•                  any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or made a public announcement reflecting an intent to acquire us or any of our assets or securities; or

(f)            There has been enacted, enforced, or deemed applicable to Monarch any rules, regulations, or actions by any governmental authority, NASDAQ or any other regulatory or administrative authority of any national securities exchange that make it inadvisable for us to proceed with the Exchange Offer.

If one of the conditions described above is met, we will promptly notify all eligible employees (unless the condition is one where satisfaction of the condition may be determined only upon expiration of the Exchange Offer) whether we will waive such condition and continue with the Exchange Offer or terminate or suspend the Exchange Offer.  If we choose to waive a condition, depending on the materiality of the waived condition and the number of days remaining in the Exchange Offer, we may extend the Exchange Offer and circulate new disclosure to eligible employees.  Any determination we make concerning the events described in this Section 6 may be challenged by an eligible employee only in a court of competent jurisdiction.  A nonappealable determination with respect to such matter by a court of competent jurisdiction will be final and binding on all persons.

Section 7.                  Price Range of Our Common Stock

The eligible stock options give eligible employees the right to acquire shares of our common stock.  None of the eligible stock options are traded on any trading market.

Our common stock is traded on NASDAQ under the symbol “MCRI.” The following table shows the quarterly high and low intraday sale prices per share of our common stock during the periods indicated for the years ended December 31, 2009, 2008 and 2007 and the first quarter of 2010.

	2010		2009		2008		2007
	High	Low	High	Low	High	Low	High	Low
First quarter	$9.59	$6.50	$12.26	$3.59	$24.47	$15.89	$27.32	$23.18
Second quarter	N/A	N/A	$11.08	$5.16	$19.23	$11.52	$28.93	$24.59
Third quarter	N/A	N/A	$13.32	$6.89	$14.53	$10.20	$31.20	$22.00
Fourth quarter	N/A	N/A	$10.93	$6.22	$11.81	$5.16	$31.39	$23.50

As of May 14, 2010, the number of stockholders of record of our common stock was approximately 2,300 and the number of outstanding shares of our common stock was 16,125,388. On May 14, 2010, the closing price of our common stock as report on NASDAQ was $12.17 per share. We recommend that you obtain current market quotations for our common stock before deciding whether to surrender your eligible stock options in the Exchange Offer.

The price of our common stock has been, and in the future may be, volatile and could appreciate or decline from the current market price.  The trading price of our common stock has fluctuated in the past and is expected to continue to do so in the future as a result of a number of factors, both within our control and outside our control.  In addition, the stock market has experienced extreme price and volume fluctuations, particularly in the current economic climate, that have affected the market prices of many companies and that have often been unrelated or disproportionate to the operating performance of those companies.

Section 8.                  Source and Amount of Consideration; Terms of New Stock Options

Consideration.  Eligible stock options have been granted under our Employee Stock Option Plan and our Executive Long-Term Incentive Plan.  Subject to the terms of the Exchange Offer, the new stock options granted in exchange for the eligible stock options will be issued under the plan from which the eligible options were originally granted.  As of May 20, 2010, there were outstanding eligible stock options held by 30 eligible employees to purchase an aggregate of 380,986 shares of our common stock with a weighted average exercise price of $22.00 per share in our Employee Stock Option Plan, and one eligible employee to purchase an aggregate of 100,000 shares of our common stock with a weighted average exercise price of $26.47 per share in our Executive Long-Term Incentive Plan.

We have designed the Exchange Offer to result in the granting of the new stock options to be accounting expense neutral to Monarch.  The exchange ratio being used in the Exchange Offer is designed to result in the fair value, using standard stock option valuation techniques, of the new stock options being approximately equal to the fair value of the eligible stock options being surrendered for exchange.  The exchange ratio used to determine the actual number of new stock options to be granted is based on the fair values of the eligible stock options and the new stock options (calculated using the Black-Scholes option pricing model).  The calculation of fair value using the Black-Scholes option pricing model takes into account many variables, such as the volatility of our stock and the expected term of an option.  Setting the exchange ratio in this manner is intended to result in the issuance of new stock options that have a fair value at the time of exchange approximately equal to the fair value of the surrendered eligible stock options they replace.  See Section 1. Eligible Stock Options; Eligible Employees; Expiration Date, for a table showing the exchange ratio for each respective eligible stock option grant in the Exchange Offer.

We will not issue any fractional stock options in the Exchange Offer.  If, after the exchange of eligible stock options in any particular stock option grant, you would be left with a fractional stock option, we will round such fractional stock option to the nearest whole stock option (equal to or greater than 0.5 is rounded up to the nearest whole stock option and less than 0.5 is rounded down to the nearest whole stock option).  Based on this rounding convention, you will not be able to surrender for exchange any otherwise eligible stock option grant that does not have sufficient underlying stock options to result in at least 0.5 new stock options after the exchange (which would be rounded up to one whole new stock option).

Terms of New Stock Option Grants.  If we accept the surrender of your eligible stock options for exchange, then those eligible stock options will, on the expiration of the Exchange Offer, be cancelled and replaced with new stock option grants on the new stock option grant date, which we expect to be the next business day following the expiration of the Exchange Offer.  The new stock options will have a new exercise price per share equal to the closing price per share of our common stock on the new stock option grant date as reported on NASDAQ.  In addition, each new stock option will have a new vesting schedule and a new contractual term of ten years from the date of grant.  None of the replacement options will be vested on the date of grant.  Replacement options exchanged for vested surrendered options will vest in three equal annual installments beginning 12 months after the grant date.  Replacement options exchanged for unvested surrendered options will vest 12 months after the vesting date of the unvested surrendered options.  Finally, the new stock options will be treated as nonqualified stock options for U.S. tax purposes.  The eligible stock options surrendered for exchange will be cancelled.

The total number of shares that may be issued pursuant to the new stock options granted in the Exchange Offer will depend on the rate of participation by eligible employees.  Assuming all eligible stock options that were outstanding as of May 20, 2009 are surrendered in the Exchange Offer, new stock options to purchase 453,176 shares would be granted in the exchange.

The terms and conditions of your eligible stock options are set forth in the option agreements and the option plans under which they were granted.

Participation in the Exchange Offer will not create any contractual or other right of the surrendering eligible employees to receive any future grants of stock options, restricted stock units or other stock-based compensation.  The Exchange Offer does not change the “at-will” nature of an eligible employee’s employment with us or any of our subsidiaries, and an eligible employee’s employment may be terminated by us, by our subsidiaries or by the employee at any time, for any reason, with or without cause, subject to the requirements of local law and the terms of any employment agreement.

NOTHING IN THE EXCHANGE OFFER CONFERS UPON YOU THE RIGHT TO REMAIN AN EMPLOYEE OF MONARCH OR ONE OF OUR SUBSIDIARIES.  THE TERMS OF YOUR EMPLOYMENT WITH US REMAIN UNCHANGED.  WE CANNOT GUARANTEE OR PROVIDE YOU WITH ANY ASSURANCE THAT YOU WILL NOT BE SUBJECT TO INVOLUNTARY TERMINATION OR THAT YOU WILL OTHERWISE REMAIN EMPLOYED UNTIL THE EXPIRATION DATE OF THE EXCHANGE OFFER OR THEREAFTER.

New options will be granted under our Employee Stock Option Plan or our Executive Long-Term Incentive Plan.  Subject to the terms of the Exchange Offer, the new stock options granted in exchange for the eligible stock options will be issued under the plan from which the eligible options were originally granted.

Following is a description of the principal features of the Employee Stock Option Plan followed by a description of the Executive Long-Term Incentive Plan.  These descriptions are subject to, and qualified in their entirety by reference to, the actual provisions of the respective plans. Upon request, we will provide you, without charge, with a copy of either the Employee Stock Option Plan or the Executive Long-Term Incentive Plan.  Please direct your requests to Ronald Rowan, Chief Financial Officer and Treasurer at Monarch Casino & Resort, Inc., 3800 South Virginia Street, Reno, NV 89502 or email at RRowan@MonarchCasino.com.

Summary of the Employee Stock Option Plan

The following is a summary of the material terms relating to option grants under the Employee Stock Option Plan (the “Employee Plan”) and is qualified in its entirety by reference to the full text of the Employee Plan.

Administration and Eligibility. The Employee Plan is administered by the Board of Director’s (the “Board”) Compensation Committee, consisting of not less than two members of the Board who are not eligible to participate in the Employee Plan and who have not, within one year prior to their appointment to the Compensation Committee, participated in the Employee Plan. The Compensation Committee administers and interprets the Employee Plan and adopts such rules, regulations, agreements, guidelines and instruments of the administration of the Employee Plan as the Compensation Committee deems necessary or advisable. In this regard, the Compensation Committee’s powers include the authority to determine the employees to be granted stock options under the Employee Plan, the power to determine the size and applicable terms and conditions of grants to be made to such employees, and the power to authorize grants to eligible employees.

Employees which are eligible to participate in the Employee Plan are (a) full-time, salaried or hourly, union-represented or unrepresented employees regularly scheduled for and working at least 30 hours per week; (b) part-time, salaried or hourly, union-represented or unrepresented employees regularly scheduled for and working less than 30 hours per week and at least two weeks per month; and (c) all other employees of the Company as determined from time to time by the Compensation Committee. However, no person then eligible to be granted an option under the Incentive Plan (defined below), 1993 Directors’ Stock Option Plan (“Directors’ Plan”) or any other Company-sponsored employee plan may be granted a stock option under the Employee Plan.

Option Price. Stock options granted under the Employee Plan have an option price equal to the last reported sale price of the Common Stock on NASDAQ, or such other stock exchange on which the Company’s common stock may be listed from time to time, on the date of grant, or, if no sale of the Company’s common stock is reported on such date, then on the next preceding day on which there was such a sale.

Employee Options may be exercised by payment of the option price in full in cash, money order or certified check or, if the Compensation Committee in its discretion agrees to accept, in shares of the Company’s common stock.

Option Exercise and Term. A stock option under the Employee Plan (an “Employee Option”) may be exercised one year after the date of grant unless a longer period is provided in such grant. An Employee Option may not be transferred or assigned other than by will or the laws of descent and distribution. During the lifetime of the employee receiving the grant (an “Employee Optionee”), the Employee Option may only be exercised by that Employee Optionee.

Except in special circumstances, each Employee Option will expire on the tenth anniversary of the date of grant.

Termination of Employee Option. If the employment of an Employee Optionee terminates, for whatever reason, prior to the date upon which an Employee Option becomes exercisable, that Employee Option will terminate and lapse upon the date employment is terminated.

If an Employee Optionee ceases to be employed by the Company for a reason other than for cause, or by reason of retirement, disability or death, the Employee Optionee must exercise an Employee Option within the earlier of either the tenth anniversary after the date of grant or the first anniversary of the date employment was terminated. However, such Employee Options, to the extent unexercised, will expire on the date that an Employee Optionee (i) uses for profit or discloses to unauthorized persons, confidential information or trade secrets of the Company; (ii) breaches any contract with or violates any fiduciary obligation to the Company; (iii) engages in unlawful trading in the Company’s securities or the securities of another company based on information gained as a result of that Employee Optionee’s employment with the Company; or (iv) violates, as determined by the Compensation Committee, any covenant not to compete in effect between the Company and the Employee Optionee. In the event that an Employee Optionee is terminated for cause, including activities discussed in the preceding sentence, the Employee Optionee forfeits all rights to any unexercised Employee Options granted under the Employee Plan and any outstanding Employee Options then held by the Employee Optionee will automatically terminate and lapse, unless otherwise determined by the Compensation Committee.

Term and Amendment of Plan. The Employee Plan will terminate on June 13, 2013, except as to Employee Options outstanding on such date. The Compensation Committee may alter, amend, or suspend the Employee Plan or any Employee Option, or may at any time terminate the Employee Plan, except that the Employee Plan may not be modified to increase eligibility to include directors and/or executive officers, who are otherwise eligible to participate in the Incentive Plan and the 1993 Directors’ Stock Option Plan (the “Director’s Plan”) without the approval of the holders of the majority of the outstanding common stock.  Moreover, the Compensation Committee may not, either with or without the approval of the stockholders of the Company, take action which may materially and adversely affect any outstanding Employee Option without the consent of the holder of that option.  In the event of a change in control of the Company, all unvested stock option awards immediately vest.

Accounting and Tax Treatment. The Company calculates the fair value of each stock option at its grant date and which is charged as a direct compensation expense to reported earnings over the stock option’s vesting period.  The Company is entitled to a tax deduction when a participant in the Company’s stock option plans has compensation income.  Any such deduction will be subject to the limitations of Section 162(m) of the Internal Revenue Code which limits the tax deductions of any publicly-held corporation for individual compensation to certain executives of such corporation exceeding $1,000,000 in any taxable year unless the compensation is performance based.

Summary of the Executive Long-Term Incentive Plan

The following is a summary of the material terms relating to option grants under the Executive Long-Term Incentive Plan (the “Incentive Plan”) and is qualified in its entirety by reference to the full text of the Incentive Plan.

Administration and Eligibility. The Incentive Plan is administered by the Board’s Incentive Plan Committee, consisting of not less than two nonemployee directors of the Company selected by, and serving at, the pleasure of the Board.  Directors who are also employees of the Company or any of its subsidiaries, or who have been such employees within one year, may not serve on the Incentive Plan Committee.  Based upon the recommendations from the Company and its operating subsidiaries, the Incentive Plan Committee recommends to the Board the persons to whom awards shall be granted (“Participants”), the number of shares to be awarded, when the awards shall be granted, when the awards shall vest, and the terms and provisions of the instruments evidencing the awards.  The Incentive Plan Committee also interprets the Incentive Plan and makes recommendations for its administration. Only employees who serve in the positions of Chief Executive Officer, Chief Financial Officer, Corporate President, Corporate Secretary and Corporate Treasurer are eligible for selection as Participants in the Incentive Plan.  A stock option may not be issued to a person who, at the time of grant, is not an employee of the Company.

Option Price.  Stock options granted under the Incentive Plan have an option price equal to the last reported sale price of the common stock on the date of grant on NASDAQ or such other stock exchange on which the common stock may be listed from time to time.  The option price per share shall be an amount equal to the price of the common stock under option, as determined above, unless the proposed option recipient, at the time of grant, owns (within the meaning of Section 422(b)(6) of the Internal Revenue Code) stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any subsidiary of the Company.  In such case, the purchase price of the shares covered by such stock option shall not be less than 110% of the fair market value per share of the common stock on the date the stock option is granted.

Options may be exercised by payment of the option price in full (i) in cash, (ii) in common stock, including common stock underlying the option being exercised, having a fair market value equal to such stock option price, or (iii) a combination of cash and common stock, including the common stock underlying the option being exercised.

Option Term.  A stock option may not be transferred or assigned other than by will or the laws of descent and distribution. During the lifetime of the employee receiving the stock option grant (the “Optionee”), the Option may only be exercised by that Optionee. Except in special circumstances, each Option shall expire on the tenth anniversary of the date of its grant and shall be exercisable according to a vesting schedule to be determined by the Incentive Plan Committee. The Incentive Plan Committee may include in any option instrument, initially or by amendment at any time, a provision making any installment exercisable at such earlier date, if the Incentive Plan Committee deems such provision to be in the interest of the Company or its subsidiaries, or necessary to realize the reasonable expectation of the Optionee.

Restricted Share Awards.  Under the Incentive Plan, the Incentive Plan Committee may also award Participants restricted shares of common stock.  Under the Incentive Plan, all restricted shares will be forfeited to the Company or the applicable operating subsidiary if a Participant fails to be continuously employed with the Company or any of its subsidiaries during the restriction.

Term and Amendment of Plan.  The Incentive Plan will expire on June 13, 2013, except with respect to options and restricted shares outstanding on that date. The Board may terminate or amend the Incentive Plan in any respect, at any time; provided, however, without the approval of the holders of a majority of the outstanding common stock the total number of shares that may be sold, issued, or transferred under the Incentive Plan may not be increased (except for proportional adjustment for stock dividend or split, recapitalization, merger, consolidation, spin-off, or other similar corporate changes); the eligibility requirements for participation may not be modified; the exercise price of an option cannot be reduced; and the termination date of the Incentive Plan may not be extended.  In the event of a change in control of the Company, all unvested stock option awards immediately vest.

Accounting and Tax Treatment  The Company calculates the fair value of each stock option at its grant date and which is charged as a direct compensation expense to reported earnings over the stock option’s vesting period.  The Company is entitled to a tax deduction when a participant in the Company’s stock option plans has compensation income.  Any such deduction will be subject to the limitations of Section 162(m) of the Internal Revenue Code which limits the tax deductions of any publicly-held corporation for individual compensation to certain executives of such corporation exceeding $1,000,000 in any taxable year unless the compensation is performance based.

Section 9.                  Information Concerning Monarch; Financial Information

Information Concerning Monarch.  Monarch Casino & Resort, Inc., through its wholly-owned subsidiary, Golden Road Motor Inn, Inc. (“Golden Road”), owns and operates the Atlantis Casino Resort Spa, a hotel/casino facility in Reno, Nevada (the “Atlantis”).  Monarch’s other wholly owned subsidiaries, High Desert Sunshine, Inc. (“High Desert”) and Golden North, Inc. (“Golden North”), each own separate parcels of land located adjacent to the Atlantis.  Monarch was incorporated in 1993 under Nevada law for the purpose of acquiring all of the stock of Golden Road. The principal asset of Monarch is the stock of Golden Road, which holds all of the assets of the Atlantis.  Our principal executive offices are located at 3800 S. Virginia Street; Reno, Nevada 89502; telephone (775) 335-4600.

Financial Information.  We have presented below a summary of our consolidated financial data.  The following summary of our consolidated financial data should be read in conjunction with the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the notes thereto included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and with “Part I.  Financial Information” of our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2010, both of which are incorporated herein by reference.  The selected consolidated statements of earnings data for the fiscal years ended December 31, 2009 and December 31, 2008 and the selected consolidated balance sheet data as of December 31, 2009 and December 31, 2008 are derived from our audited consolidated financial statements that are included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009.  The selected consolidated statements of earnings data for the fiscal quarters ended March 31, 2010 and March 31, 2009 and the selected consolidated balance sheet data as of March 31, 2010 are derived from our unaudited condensed consolidated financial statements included in our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2010.  Our interim results are not necessarily indicative of results for the full fiscal year, and our historical results are not necessarily indicative of the results to be expected in any future period.

Summary Consolidated Statements of Earnings and Balance Sheets

(amounts in thousands, except per share data):

	Fiscal Year Ended December 31,		Three Months Ended March 31,
	2009	2008	2010	2009
OPERATING RESULTS
Casino revenues	$94,511	$100,904	$24,154	$22,804
Other revenues	64,941	66,688	17,142	16,107
Gross revenues	159,452	167,592	41,296	38,911
Promotional allowances	(25,720)	(26,222)	(6,944)	(6,332)
Net revenues	133,732	141,370	34,352	32,579
Income from operations	9,142	14,686	4,216	1,934
Income before income tax	7,163	14,518	3,757	1,419
Net income	$4,841	$9,541	$2,442	$922

INCOME PER SHARE OF COMMON STOCK
Net income per share
Basic	$0.30	$0.56	$0.15	$0.06
Diluted	$0.30	$0.56	$0.15	$0.06

Weighted average number of common shares and potential common shares outstanding
Basic	16,123	16,958	16,125	16,122
Diluted	16,159	17,017	16,151	16,148

OTHER DATA
Depreciation and amortization	$12,501	$9,892	$3,311	$3,181
Other (expense) income	$(1,979)	$(168)	$(458)	$(515)
Capital expenditures	$15,845	$67,882	$1,807	$2,734

BALANCE SHEET DATA
Total assets	$185,787	$182,502	$181,467	$182,522
Current maturities of long-term debt	$1,000	$2,500	$—	$900
Long-term debt, less current maturities	$47,500	$47,500	$41,000	$55,000
Stockholders’ equity	$112,504	$105,595	$115,391	$107,037

Ratio of Earnings to Fixed Charges.  The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges.  For the purposes of computing the ratio of earnings to fixed charges, earnings represent income from continuing operations before provision for income taxes and cumulative effect of accounting change.  Fixed charges consist of interest and debt expense, including amortization of debt-related expenses and interest capitalized during the period, as well as the interest portion of rental expense.

	Fiscal Year Ended December 31, 2009	Fiscal Year Ended December 31, 2008	Three Months Ended March 31, 2010

Ratio of earnings to fixed charges	16.6	4.7	12.4

Additional Information.  For more information about us, please refer to our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2010 and our other filings made with the SEC.  We recommend that you review the materials that we have filed with the SEC before making a decision on whether or not to surrender your eligible stock options for exchange.  We will also provide without charge to you, upon request, a copy of any or all of the documents to which we have referred you.  See Section 16. Additional Information, for more information regarding reports we file with the SEC and how to obtain copies of or otherwise review such reports.

Section 10.           Interests of Directors and Executive Officers; Transactions and Arrangements Concerning Our Securities

The members of our Board of Directors and our executive officers, and their respective positions and offices as of May 14, 2010, are set forth in the following table:

Name	Position Held
Bob Farahi	Co-Chairman and President

John Farahi	Co-Chairman and Chief Executive Officer

Ronald Rowan	Chief Financial Officer and Treasurer

Craig F. Sullivan	Director

Ronald R. Zideck	Director

The address of each of the persons set forth above is c/o Monarch Casino & Resort, Inc., 3800 S. Virginia Street, Reno, Nevada 89502.

Our directors, including John and Bob Farahi, are not eligible to participate in the exchange program.

As of May 14, 2010, our current executive officers and members of our Board of Directors as a group beneficially owned outstanding options to purchase an aggregate of 680,433 shares of our common stock under our equity plans, which represented approximately 36.3% of the shares of common stock subject to all options outstanding under such plans as of that date.  Members of our Board of Directors, including John and Bob Farahi, are not eligible to participate in the Exchange Offer.  The following table shows the holdings of options to purchase our common stock as of May 14, 2010 by each director and each executive officer of Monarch.

Name	Position Held	Aggregate Number of Stock Options Beneficially Owned	Percentage of Total Outstanding Stock Options
Bob Farahi	Co-Chairman and President	143,334	7.6%

Name	Position Held	Aggregate Number of Stock Options Beneficially Owned	Percentage of Total Outstanding Stock Options

John Farahi	Co-Chairman and Chief Executive Officer	336,666	18.0%

Ronald Rowan	Chief Financial Officer and Treasurer	133,333	7.1%

Craig F. Sullivan	Director	30,500	1.6%

Ronald R. Zideck	Director	36,600	2.0%

Except as otherwise described in the Exchange Offer or in our filings with the SEC, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, and other than outstanding stock options and other stock awards granted from time to time to our executive officers and directors under our equity incentive plans, neither we nor, to the best of our knowledge, any of our executive officers or directors is a party to any agreement, arrangement or understanding with respect to any of our securities, including, but not limited to, any agreement, arrangement or understanding concerning the transfer or the voting of any of our securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.  Other than the transactions set forth below, neither we nor, to the best of our knowledge, any of our executive officers or directors or any affiliates of ours were engaged in transactions involving stock options or our common stock during the 60 days before the commencement of the Exchange Offer:

•                  Sale of 38,478 shares of common stock at a price of $11.80 per share on the open market by Bob Farahi on April 28, 2010.

•                  Sale of 28,525 shares of common stock at a price of $12.072 per share on the open market by Bob Farahi on April 29, 2010.

•                  Sale of 1,786 shares of common stock at a price of $12.25 per share on the open market by Bob Farahi on April 30, 2010.

•                  Sale of 12,000 shares of common stock at a price of $11.98 per share on the open market by Bob Farahi on May 12, 2010.

•                  Sales of 15,924 shares of common stock at a price of $12.15 per share on the open market by Bob Farahi on May 13, 2010.

•                  Sales of 4,530 shares of common stock at a price of $12.26 per share on the open market by Bob Farahi on May 17, 2010.

•                  Sales of 3,770 shares of common stock at a price of $12.36 per share on the open market by Bob Farahi on May 18,2010

Section 11.           Status of Eligible Stock Options Acquired by Us in the Exchange Offer; Accounting Consequences of the Exchange Offer

We will cancel eligible stock options that we accept for exchange pursuant to the Exchange Offer as of the expiration date of the Exchange Offer, and all shares of common stock that were subject to such surrendered eligible stock options will be available for future awards.

Under accounting standards, the exchange of options in the Exchange Offer is treated as a modification of the existing stock options for accounting purposes.  Accordingly, we will recognize the unamortized compensation cost of the surrendered eligible stock options, as well as any incremental compensation costs for the new stock options granted in the Exchange Offer, ratably over the vesting period of the new stock option grants.  The incremental compensation cost will be measured as the excess, if any, of the fair value of each new stock option grant granted to employees in exchange for surrendered eligible stock options, measured as of the date the new stock options are granted, over the fair value of the surrendered eligible stock options in exchange for the new stock option grants, measured immediately prior to the cancellation.  Because the exchange ratios were calculated to result in the fair value of surrendered eligible stock options being approximately equal to the expected fair value of the new stock options replacing them, we do not expect to recognize any significant incremental compensation expense for financial reporting purposes as a result of the Exchange Offer.  In the event that any of the new stock options are forfeited prior to their vesting due to termination of service, the incremental compensation cost for the forfeited new stock options will not be recognized; however, we will recognize any unamortized compensation expense from the surrendered eligible stock options that would have been recognized under the original vesting schedule.

Since these factors cannot be predicted with any certainty at this time and will not be known until the expiration of the Exchange Offer, we cannot predict the exact amount of any incremental compensation expense that may result from the Exchange Offer.

Section 12.           Legal Matters; Regulatory Approvals

We are not aware of any material pending or threatened legal actions or proceedings relating to the Exchange Offer.  We are not aware of any margin requirements or antitrust laws applicable to the Exchange Offer.  We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of eligible stock options and issuance of new stock options as contemplated by the Exchange Offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of our new stock options as contemplated in the Exchange Offer.  Should any such approval or other action be required, we presently contemplate that we will use commercially reasonable efforts to seek the required approval or take other required action.  We cannot assure you that any approval or other action, if needed, would be obtained at all or would be obtained without substantial conditions or that the failure to obtain any approval or other action might not result in adverse consequences to our business.  Our obligation under the Exchange Offer to accept surrendered eligible stock options for exchange and to issue new stock options would be subject to obtaining any required governmental approval.

Section 13.           Material U.S. Federal Income Tax Consequences

WE ENCOURAGE ALL ELIGIBLE EMPLOYEES WHO ARE CONSIDERING EXCHANGING THEIR ELIGIBLE STOCK OPTIONS TO CONSULT WITH THEIR OWN TAX ADVISORS WITH RESPECT TO THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF PARTICIPATING IN THE EXCHANGE OFFER.

U.S. Federal Income Tax Consequences.  The following is a general summary of the material U.S. federal income tax consequences of participating in the Exchange Offer to Monarch and to eligible employees who are U.S. citizens or residents for U.S. federal income tax purposes.  The following summary does not address the consequences of any state, local or foreign tax laws.

We believe that the exchange of eligible stock options for new stock options pursuant to the Exchange Offer would be treated as a nontaxable exchange for U.S. federal income tax purposes and that our eligible employees would not recognize any income for U.S. federal income tax purposes upon the surrender of eligible stock options and the grant of new stock options pursuant to the Exchange Offer.

All new stock options granted pursuant to the Exchange Offer will be nonqualified stock options.  This will be true even if the surrendered options were “incentive stock options” for tax purposes.  Upon exercise of the new stock options, you will recognize compensation taxable as ordinary income equal to the excess, if any, of the fair market value of the purchased shares on the exercise date over the exercise price paid for those shares.  Upon disposition of the stock, you generally will recognize capital gain or loss (which will be long- or short-term depending on whether the stock was held for more than 12 months) equal to the difference between (a) the selling price and (b) the sum of the amount paid for the stock, plus any amount recognized as compensation income upon exercise.  The holding period for the shares acquired upon exercise of a nonqualified stock option will begin on the day after the date of exercise.

The new stock options generally will have no U.S. federal income tax consequences to us.  However, we generally will be entitled to a business expense deduction upon the exercise of a new stock option in an amount equal to the amount of ordinary compensation income attributable to an eligible employee upon exercise, subject to the limitations imposed by the Internal Revenue Code.

We will withhold all required local, state, federal, foreign and other taxes and any other amount required to be withheld by any governmental authority or law with respect to ordinary compensation income recognized in connection with the exercise of a nonqualified stock option by an eligible employee who has been employed by us.  We will require any such eligible employee to make arrangements to satisfy this withholding obligation prior to the delivery or transfer of any shares of our common stock.

CIRCULAR 230 DISCLAIMER.  The following disclaimer is provided in accordance with Treasury Department Circular 230.  You are hereby notified that (a) the summary above is not intended or written to be used, and cannot be used by any taxpayer, for the purpose of avoiding penalties that may be imposed on the taxpayer under the Internal Revenue Code, (b) the summary above was written to support the promotion or marketing (within the meaning of Circular 230) of the transaction(s) or matter(s) addressed by this communication, and (c) each taxpayer should seek advice based on the taxpayer’s particular circumstances from an independent tax advisor.

Section 14.           Extension of the Exchange Offer; Termination; Amendment

We may extend the period of time during which the Exchange Offer is open and delay accepting any eligible stock options surrendered to us by disseminating notice of the extension to eligible employees by public announcement and written notice or otherwise as permitted by Rule 13e-4(e)(3) under the Exchange Act.  If the Exchange Offer is extended, we will provide appropriate notice of the extension and the new expiration date no later than 6:00 a.m., Pacific Time, on the next business day following the previously scheduled expiration date of the Exchange Offer, and the cancellation date and the new stock option grant date will be similarly extended.  For purposes of the Exchange Offer, a “business day” means any day other than a Saturday, Sunday or U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight Pacific Time.

We also expressly reserve the right, in our reasonable judgment, prior to the expiration of the Exchange Offer, to terminate or amend the Exchange Offer upon the occurrence of any of the conditions specified in Section 6. Conditions of the Exchange Offer, by promptly disseminating notice of the termination or amendment to eligible employees by public announcement and written notice or otherwise as permitted by applicable law.

Subject to compliance with applicable law, we further reserve the right, in our discretion, and regardless of whether any event set forth in Section 6. Conditions of the Exchange Offer, has occurred or is deemed by us to have occurred, to amend the Exchange Offer in any respect prior to the expiration date of the Exchange Offer.  Any notice of such amendment required pursuant to the Exchange Offer or applicable law will be disseminated promptly to eligible employees in a manner reasonably designed to inform eligible employees of such change and will be filed with the SEC as an amendment to the Schedule TO.

If we materially change the terms of the Exchange Offer or the information concerning the Exchange Offer, or if we waive a material condition of the Exchange Offer, we will extend the Exchange Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Exchange Act.  Under these rules, the minimum period during which a tender or exchange offer must remain open following material changes in the terms of or information concerning an exchange offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances, including the relative materiality of the changed terms or information.

In addition, we will publish notice or otherwise inform you in writing if we decide to take any of the following actions:

(a)           We increase or decrease the amount of consideration offered for the eligible stock options; or

(b)           We increase or decrease the number of eligible stock options that may be surrendered in the Exchange Offer.

If the Exchange Offer is scheduled to expire within ten business days from the date we notify you, we will keep the Exchange Offer open for at least ten business days after the date of such notification

Section 15.           Fees and Expenses

We will not pay any fees or commissions to any broker, dealer or other person for soliciting the surrender of eligible stock options pursuant to the Exchange Offer.  You will be responsible for any expenses incurred by you in connection with your election to participate in the Exchange Offer, including, but not limited to, mailing, faxing and telephone expenses, as well as any expenses associated with any tax, legal or other advisor consulted or retained by you in connection with the Exchange Offer.

Section 16.           Additional Information

We have filed with the SEC a Schedule TO with respect to the Exchange Offer.  This Offer to Exchange document does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO.  We recommend that you review the Schedule TO, including its exhibits, and the following materials that we have filed with the SEC before making a decision on whether to surrender your eligible stock options for exchange:

(a)           Our Annual Report on Form 10-K for our fiscal year ended December 31, 2009, filed with the SEC on March 16, 2010;

(b)           Our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2010, filed with the SEC on May 10, 2010; and

(c)           Our definitive Proxy Statement for our 2010 special meeting of stockholders, filed with the SEC on April 9, 2010.

These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings are available to the public on the SEC’s website at http://www.sec.gov or on our website at http://monarchcasino.com.

We also provide, without charge, to each person to whom a copy of this document is delivered, upon request of any such person, a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents).  Requests should be directed to Ronald Rowan, Chief Executive Officer and Treasurer, at 3800 South Virginia Street, Reno, NV 89502, or email at RRowan@MonarchCasino.com.

The information relating to Monarch in this document should be read together with the information contained in the documents to which we have referred you.

Section 17.           Miscellaneous

We are not aware of any jurisdiction where the making of the Exchange Offer would not be in compliance with applicable law.  If we become aware of any jurisdiction where the making of the Exchange Offer is not in compliance with applicable law, we will make a good faith effort to comply with the applicable law.  If prior to the expiration date of the Exchange Offer, after making a good faith effort, we cannot comply with the applicable law, the Exchange Offer will not be made to, nor will surrenders be accepted from or on behalf of, eligible employees residing in such jurisdiction.

This Offer to Exchange document and our SEC reports referred to above include forward-looking statements.  These forward-looking statements involve risks and uncertainties, including those described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, that could cause actual results to differ materially from those expressed in the forward-looking statements.  Given these risks and uncertainties, you should not place undue reliance on these forward-looking statements.  While we believe our plans, intentions and expectations reflected in these forward-looking statements are reasonable, these plans, intentions or expectations may not be achieved.  WE ENCOURAGE YOU TO REVIEW THE RISK FACTORS CONTAINED IN OUR ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2009 BEFORE YOU DECIDE WHETHER TO PARTICIPATE IN THE EXCHANGE OFFER.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY REPRESENTATION ON OUR BEHALF AS TO WHETHER YOU SHOULD EXCHANGE YOUR ELIGIBLE STOCK OPTIONS IN THE EXCHANGE OFFER.  YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR IN DOCUMENTS TO WHICH WE HAVE REFERRED YOU.  WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE EXCHANGE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS OFFER TO EXCHANGE DOCUMENT OR IN THE RELATED DOCUMENTS.  IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY OTHER INFORMATION, YOU SHOULD NOT RELY ON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.